Exhibit 99.1

NEWS RELEASE
Tops Markets, LLC, P.O. Box 1027, Buffalo, NY 14240-1027
For more information contact:
Kevin Darrington, COO & CFO
Phone: (716) 635-5000
Email: kdarrington@topsmarkets.com
FOR IMMEDIATE RELEASE
Tops Holding Corporation Reports 39% Increase in Net Sales
in Third Quarter 2010
•	Inside (supermarket excluding gasoline) same store sales growth of 1.0% in third quarter 2010
•	Total inside sales growth of 41% to $483.5 million in third quarter 2010, including acquired Penn Traffic supermarkets and one new store
•	Adjusted EBITDA increased 55% and 29% for the 12-week and 40-week periods ended October 9, 2010, respectively
•	Cash from operations increased 111% and 9% for the 12-week and 40-week periods ended October 9, 2010, respectively
WILLIAMSVILLE, NY, November 22, 2010 — Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 127 corporate and five franchise locations serving the Upstate New York and Northern Pennsylvania region, today reported financial results for the Company’s fiscal 2010 third quarter ended October 9, 2010. Reported results include the January 29, 2010 acquisition of substantially all assets and certain liabilities of The Penn Traffic Company (“Penn Traffic”) and its subsidiaries, including 55 supermarkets that have currently been retained.
Net sales of $519.9 million in the third quarter of fiscal 2010 increased $146.6 million, or 39.3%, compared with the third quarter of fiscal 2009. Sales related to the supermarkets retained from the Penn Traffic acquisition contributed $133.3 million of the increase.
Inside sales were $483.5 million in the quarter, up $139.4 million, or 40.5%, when compared with the same period in the prior year. The increase was attributable to the newly acquired Penn Traffic stores, a 1.0% increase in same store inside sales and the opening of a new store in August 2010. Gasoline sales increased $7.2 million, or 24.7%, to $36.3 million in the third quarter, reflecting a 3.0% increase in the retail price per gallon and a 21.1% increase in the number of gallons sold. The increase in gallons sold was attributable to five new gas stations that were opened since the fiscal 2009 third quarter.
Frank Curci, Tops’ President and CEO, commented, “We continued to demonstrate same store sales growth and drove basket size through our marketing and advertising efforts. We also benefited from the acquired supermarkets as each store’s performance has strengthened from the rebranding to Tops. This was the second consecutive quarter we increased same store inside sales, after experiencing deflationary declines for most of 2009 and into the start of 2010.”
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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

Commenting on recent additions to the Company’s leadership team, Mr. Curci noted, “We are very excited to welcome three key members to the organization. In September, Lynne Burgess joined the Company as Senior Vice President, Secretary and General Counsel. In November, Rick Mills joined the Company as Senior Vice President, and effective December 1, Rick will assume the role of Chief Financial Officer, while Kevin Darrington will focus on his new responsibilities as Chief Operating Officer. In addition, Stacey Rauch was appointed to a newly created seat on our Board of Directors in October. We are confident that the significant experience and exceptional skills that Lynne, Rick and Stacey bring to the organization position us well for continued growth and success.”
For the 40-week period ended October 9, 2010, net sales were $1.73 billion, up $455.5 million, or 35.8%, compared with $1.27 billion for the 40-week period ended October 3, 2009. The increase was due to the acquired Penn Traffic stores, which contributed $420.9 million, same store inside sales growth of 0.3%, and a 34.2% increase in gasoline sales. Net sales for the 24 acquired supermarkets that have been closed, sold, or liquidated were $33.9 million during the 2010 year-to-date period, while net sales for the seven supermarkets under a Proposed Order by the FTC (described below) were $41.1 million.
Penn Traffic Update
Of the 55 acquired supermarkets the Company is currently operating, 48 have been converted to the Tops banner. As previously announced, on August 4, 2010, the FTC issued a Proposed Order requiring Tops to sell the seven remaining acquired supermarkets. The Proposed Order was subject to public comment until September 7, 2010, and Tops is now awaiting the approval of a Final Order by the FTC. Tops would then have three months to sell the seven stores to FTC-approved buyer(s). Third quarter 2010 net sales and operating income for these seven stores were $13.6 million and $0.2 million, respectively.
Fiscal 2010 Third Quarter Financial Results
Gross profit for the quarter increased 39.5% to $146.9 million from $105.3 million in the prior year period, primarily reflecting the addition of the Penn Traffic stores. As a percentage of net sales, gross profit improved 10 basis points to 28.3% due to sales mix, as none of the acquired Penn Traffic stores sell gasoline, which has lower gross profit margins.
Total operating expenses increased 42.8% to $140.5 million compared with $98.4 million in the third quarter of 2009. The increase was primarily driven by incremental costs associated with operating the acquired Penn Traffic supermarkets, including labor costs to complete the rebannering process and re-opening events, integration expenses, and higher advertising expense for customer communications related to the Penn Traffic acquisition.
Operating income was $6.4 million, or 1.2% of net sales, in the quarter, compared with $7.0 million, or 1.9% of net sales, in the prior year period.
Third quarter 2010 net interest expense increased $5.4 million to $14.4 million, primarily due to the Company’s October 2009 and February 2010 refinancing activities.
Net loss for the third quarter was $7.6 million compared with net loss of $0.9 million in the 2009 third quarter.
Supplemental Reporting on EBITDA and Adjusted EBITDA
To provide investors with greater understanding of our operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we provide supplemental reporting on
EBITDA(1) and Adjusted EBITDA(2).
Adjusted EBITDA(2) for the third quarter of 2010 was up 54.9%, or $12.2 million, to $34.4 million, from $22.2 million for the fiscal 2009 third quarter. The increase in Adjusted EBITDA(2) primarily reflects the contribution from the newly acquired Penn Traffic stores. Adjusted EBITDA(2) for the 40-week period ended October 9, 2010 was $107.7 million, up 29.4%, or $24.4 million, from the $83.2 million reported in the corresponding period of fiscal 2009, again due to the contribution from the acquired stores.

(1), (2)	See “Non-GAAP Financial Measures” for a discussion of EBITDA and Adjusted EBITDA and attached table for reconciliation to GAAP.
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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

Strong Cash Generation
Tops generated cash from operations of $20.7 million for the 12-week period ended October 9, 2010, an increase of 111.2%, or $10.9 million, compared with cash generated from operations of $9.8 million for the comparable period in 2009. This reflects a $12.3 million improvement in the use of cash related to operating assets and liabilities as a result of effective management of working capital, as well as the incremental cash flows from the acquired stores.
Cash from operations for the 40-week period ended October 9, 2010 was $45.9 million, an increase of 8.9%, or $3.8 million, compared with cash generated from operations of $42.2 million for the comparable period in 2009. This reflects a $28.0 million improvement in the use of cash related to operating assets and liabilities as a result of effective management of working capital, as well as the incremental cash flows from the acquired stores. Included in the 2010 year-to-date operating cash flows were $28.8 million in cash expenditures associated with the Penn Traffic acquisition and integration.
During the third quarter of 2010, Tops received $3.8 million from the sale of certain acquired stores and other assets to third parties, resulting in year-to-date proceeds of $20.5 million.
Capital expenditures for the 40-week period ended October 9, 2010 were $34.3 million compared with $19.3 million for the prior year period. Store remodels and rebannering efforts made up the bulk of the 2010 expenditures.
As of October 9, 2010, there were no borrowings under the ABL facility, resulting in an unused commitment of $79.2 million (based upon the related borrowing base calculation), which included $12.8 million of letters of credit outstanding.
Conference Call
Tops will host a conference call on Tuesday, November 23, 2010 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Kevin Darrington, Chief Operating Officer and Chief Financial Officer, and Rick Mills, Senior Vice President, will review the financial and operating results for the 2010 third quarter ended October 9, 2010, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471 and entering conference ID number 360088.
About Tops Holding Corporation
Tops Holding Corporation is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY with 132 full-service supermarkets — 127 corporate-owned and five franchise supermarkets. With approximately 12,700 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. The Company’s strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.
For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.
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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

Safe Harbor Statement
The information made available in this press release contains certain forward-looking statements which reflect Tops Holding Corporation and its wholly owned subsidiaries’ current view of future events, results of operations, cash flows, performance and business prospects, and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance and business prospects, and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, liquidity, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission Filings of Tops Holding Corporation. Forward-looking statements contained herein speak only as of the date made and, thus, Tops Holding Corporation and its wholly owned subsidiaries undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments, or change circumstances or for any other reason.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net loss.
FINANCIAL TABLES FOLLOW.
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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	12-week periods ended		40-week periods ended
	October 9, 2010	October 3, 2009	October 9, 2010	October 3, 2009

Inside sales	$483,520	$344,074	$1,614,486	$1,187,511
Gasoline sales	36,339	29,142	112,221	83,650

Net sales	519,859	373,216	1,726,707	1,271,161
Cost of goods sold (excluding distribution costs)	(362,206)	(260,433)	(1,201,152)	(884,605)
Distribution costs	(10,752)	(7,449)	(34,262)	(25,462)

Gross profit	146,901	105,334	491,293	361,094

Operating expenses:
Wages, salaries and benefits	(70,871)	(50,083)	(238,377)	(170,569)
Selling and general expenses	(24,381)	(17,021)	(80,188)	(55,958)
Administrative expenses (inclusive of stock-based compensation expense of $21, $153, $447 and $511)	(19,670)	(13,352)	(82,172)	(47,322)
Rent expense	(4,518)	(2,997)	(14,535)	(9,731)
Depreciation and amortization	(15,090)	(11,955)	(48,804)	(39,688)
Advertising	(5,923)	(2,966)	(18,278)	(9,054)

Total operating expenses	(140,453)	(98,374)	(482,354)	(332,322)

Operating income	6,448	6,960	8,939	28,772

Bargain purchase	—	—	16,716	—
(Loss) gain on debt extinguishment	(33)	—	(1,041)	505
Interest expense, net	(14,368)	(8,992)	(46,852)	(31,966)

Loss before income taxes	(7,953)	(2,032)	(22,238)	(2,689)

Income tax benefit	397	1,159	10,768	1,289

Net loss	$(7,556)	$(873)	$(11,470)	$(1,400)

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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	October 9, 2010	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$16,601	$19,722
Accounts receivable, net	57,098	49,457
Inventory, net	121,585	82,272
Prepaid expenses and other current assets	13,611	13,535
Income taxes refundable	598	760
Current deferred tax assets	5,601	5,986

Total current assets	215,094	171,732

Property and equipment, net	381,362	333,416
Intangible assets, net	81,601	76,356
Other assets	14,189	11,344

Total assets	$692,246	$592,848

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$91,207	$68,462
Accrued expenses and other current liabilities	90,513	68,334
Current portion of capital lease obligations	10,603	8,186
Current portion of long-term debt	396	362

Total current liabilities	192,719	145,344

Capital lease obligations	174,044	175,340
Long-term debt	350,278	288,194
Other long-term liabilities	19,428	16,785
Non-current deferred tax liabilities	5,601	5,986

Total liabilities	742,070	631,649

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares at October 9, 2010, 200,000 authorized shares at January 2, 2010, 144,776 shares issued & outstanding at October 9, 2010, 100,000 shares issued & outstanding at January 2, 2010)	—	—
Paid-in capital	(2,936)	(3,383)
Accumulated deficit	(47,023)	(35,553)
Accumulated other comprehensive income, net of tax	135	135

Total shareholders’ deficit	(49,824)	(38,801)

Total liabilities and shareholders’ deficit	$692,246	$592,848

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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	40-week periods ended
	October 9, 2010	October 3, 2009
Cash flows provided by operating activities:
Net loss	$(11,470)	$(1,400)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,752	49,003
Bargain purchase	(16,716)	—
Deferred income taxes	(10,585)	(1,289)
Amortization of deferred financing cost	1,791	865
Loss (gain) on debt extinguishment	1,041	(505)
Stock-based compensation expense	447	511
LIFO inventory valuation adjustment	383	578
Interest rate swap interest paid	—	3,143
Impact of interest rate swap on deferred tax assets	—	(582)
Change in fair value of interest rate swap	—	(1,256)
Other	223	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,641)	(7,278)
Increase in inventories	(7,779)	(1,772)
Decrease (increase) in prepaid expenses and other current assets	2,278	(1,774)
Decrease (increase) in income taxes refundable	162	(790)
Increase in accounts payable	22,397	7,700
Increase (decrease) in accrued expense and other current liabilities	9,265	(7,337)
Increase in other long-term liabilities	2,390	4,368

Net cash provided by operating activities	45,938	42,185

Cash flows used in investing activities:
Acquisition of The Penn Traffic Company	(85,023)	—
Cash paid for property and equipment	(34,280)	(19,336)
Proceeds from sale of assets	20,738	—
Interest rate swap interest paid	—	(3,143)

Net cash used in investing activities	(98,565)	(22,479)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt borrowings	112,125	—
Repayment of long-term debt borrowings	(36,283)	(23,651)
Borrowings on ABL Facility	191,400	—
Repayments on ABL Facility	(205,400)	—
Proceeds from issuance of common stock	30,000	—
Dividend to shareholders	(30,000)	—
Principal payments on capital leases	(7,007)	(5,518)
Deferred financing costs incurred	(5,677)	(437)
Change in bank overdraft position	348	(169)

Net cash provided by (used in) financing activities	49,506	(29,775)

Net decrease in cash and cash equivalents	(3,121)	(10,069)
Cash and cash equivalents at beginning of period	19,722	30,319

Cash and cash equivalents at end of period	$16,601	$20,250

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Tops Holding Corporation Reports 39% Increase in Net Sales in Third Quarter 2010
November 22, 2010

TOPS HOLDING CORPORATION
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	12-week periods ended		40-week periods ended
	October 9, 2010	October 3, 2009	October 9, 2010	October 3, 2009

Net loss	$(7,556)	$(873)	$(11,470)	$(1,400)
Depreciation and amortization	19,042	14,886	59,752	49,003
Interest expense	14,368	8,992	46,852	31,966
Income tax benefit	(397)	(1,159)	(10,768)	(1,289)

EBITDA	25,457	21,846	84,366	78,280

Adjustments to EBITDA:
One-time Penn Traffic integration costs (a)	4,565	—	21,092	—
Excess IT costs (b)	1,867	—	6,229	—
LIFO inventory valuation adjustments (c)	467	(297)	383	578
One-time Penn Traffic acquisition costs (d)	377	—	5,087	—
Stock-based compensation expense (e)	55	153	845	511
Loss (gain) on debt extinguishment (f)	33	—	1,041	(505)
FTC review costs (g)	30	—	2,077	—
Sold/closed stores negative EBITDA (h)	6	—	1,295	—
Bargain purchase (i)	—	—	(16,716)	—
Excess TSA costs (j)	—	—	—	3,082
Other one-time expenses (k)	1,577	522	1,961	1,265

Total adjustments to EBITDA	8,977	378	23,294	4,931

Adjusted EBITDA	$34,434	$22,224	$107,660	$83,211

Notes:

(a)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.

(b)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which will result in an elimination of annual excess IT costs of $8.1 million.

(c)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(d)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.

(e)	Non-cash compensation costs related to stock option grants.

(f)	Debt forgiveness (fiscal 2009) and the write-off of deferred financing fees associated with early repayments related to the Company’s credit facilities.

(g)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(h)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that have been sold, closed, or liquidated.

(i)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.

(j)	Costs incurred related to the Transition Services Agreement (“TSA”) with Ahold that were in excess of costs to provide the same administrative services on a stand-alone basis. TSA payments ended in March 2009.

(k)	Other one-time non-recurring items.

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